Exhibit 99.1

THIRD AMENDMENT TO THE
SATELLITE CAPACITY LEASE

This Third Amendment (“Fourth Amendment”), effective as of August 5, 2011 (the “Fourth Amendment Effective Date”), hereby amends the Satellite Capacity Lease by and between COLORADO SATELLITE BROADCASTING, INC. a Colorado Corporation (“Network”) and TRANSPONDER ENCRYPTION SERVICES CORPORATION (“TESC”) dated as of the 24th day of October, 2006, as amended by that certain First Amendment to the Satellite Capacity Lease dated October 4, 2007, that certain Second Amendment to the Satellite Capacity Lease dated March 13, 2008 and that certain Third Amendment to the Satellite Capacity Lease dated July 28, 2009 (collectively, the “Lease”). Except as otherwise indicated herein, capitalized terms used in this Fourth Amendment shall have the same meaning ascribed to such terms in the Lease.

In consideration of the mutual covenants set forth herein, and for other valuable consideration, the sufficiency of which is hereby acknowledged, Network and TESC agree as to amend the Lease as follows:

1.                                  Amendment to the Lease. As of the Fourth Amendment Effective Date and for the remainder of the Term, Section 2 of the Lease is hereby amended by deleting the first sentence of such Section 2, as amended, in its entirety and inserting the following new sentence therefor:

“This lease shall commence on the Effective Date and, unless terminated sooner in accordance with the provisions hereof, shall expire on October 31, 2013 (the “Term”); provided that, in addition to and not in limitation of the termination rights set forth elsewhere in this Lease, TESC may terminate this Lease, either in total or with respect to one or more of the Programming Service for any reason or no reason in its sole discretion upon thirty (30) days prior written notice to Network.”

2.                                  Integrated Agreement. Except to the extent that such terms and conditions are amended by or are otherwise in conflict with the provisions of this Fourth Amendment, all of the terms and conditions set forth in the Lease shall remain in full force and effect. In the event of any conflict between the provisions of the Lease and the provisions of this Fourth Amendment, the provisions of the latter shall prevail. Subject to the foregoing, this Fourth Amendment and the Lease (including all other amendments, addenda, schedules and exhibits thereto) shall be deemed one and the same document, and references in the Lease to the “Lease” shall be deemed to refer to the Lease as amended by this Fourth Amendment.

3.                                  Counterparts. This Fourth Amendment may be executed in separate counterparts, each of which when executed and delivered (including without limitation via facsimile or pdf transmission) will be deemed an original and all of which together will constitute the same agreement and will be binding upon TESC and Network.

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THE PARTIES, INTENDING TO BE LEGALLY BOUND, HAVE DULY EXECUTED THIS FOURTH AMENDMENT TO BE EFFECTIVE AS OF THE DATE FIRST SET FORTH ABOVE:

TRANSPONDER ENCRYPTION SERVICES CORPORATION		COLORADO SATELLITE BROADCASTING, INC.

By:	/s/ Ira Bahr	By:	/s/ Michael Weiner
Name:	Ira Bahr	Name:	Michael Weiner
Title:	President	Title:	CEO
Date:	8/11/11	Date:	8-10-11